FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-11

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/16/24 16:33:05 UTC-4:00

Subject: WFCM 2024-5C1 - PUBLIC NEW ISSUE **PRICING DETAILS**

WFCM 2024-5C1 - PUBLIC NEW ISSUE **PRICING DETAILS**

$646.786MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, Citigroup, Goldman Sachs & Co. LLC, UBS Securities

Co-Managers: Academy Securities, Inc., Drexel Hamilton and Siebert Williams Shank

Publicly Offered Certificates

	Expected Ratings	Total	Available		WAL	Principal	UW NOI
Class	(Fitch/KBRA/Moody's)	Size ($MM)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	SPRD	COUPON	YLD%	$PX
A-1	AAAsf/AAA(sf)/Aaa(sf)	$9.386	$9.174	30.000%	2.40	1–55	17.0%	41.1%	PREPLACED
A-2	AAAsf/AAA(sf)/Aaa(sf)	$66.497	$65.000	30.000%	4.81	55-59	17.0%	41.1%	J+113	5.45400	5.2255	100.9971
A-3	AAAsf/AAA(sf)/Aaa(sf)	$436.423	$426.603	30.000%	4.92	59-60	17.0%	41.1%	J+115	5.92800	5.2391	102.9992
A-S	AAAsf/AAA(sf)/Aa2(sf)	$68.612	$67.068	20.625%	4.97	60–60	15.0%	46.6%	J+175	6.52000	5.8360	102.9978
B	AA-sf/AA(sf)/NR	$37.509	$36.665	15.500%	4.97	60–60	14.0%	49.6%	J+205	6.82100	6.1360	102.9989
C	A-sf/A(sf)/NR	$28.359	$27.720	11.625%	4.97	60–60	13.4%	51.8%	J+285	7.03249	6.9360	99.9995

POOL BALANCE:	$731,866,360
NUMBER OF LOANS/PROPERTIES:	32 / 48
WA MORTGAGE INT. RATE:	6.9082%
WA CUT-OFF LTV:	58.6%
WA UW NCF DSCR:	1.53x
WA UW NOI DEBT YLD:	11.9%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	61.8% LOAN SELLERS: WFB (31.5%), AREF2 (24.9%), CREFI (14.7%), LMF (9.2%), GSMC (8.4%), UBS AG (5.8%), BSPRT (5.5%) TOP 5 STATES: TX (19.8%), NY (19.2%), CA (11.4%), NJ (6.8%), MN (6.5%)
TOP 5 PROPERTY TYPES:	MF (44.2%), OF (21.0%), MU (15.2%), HT (9.9%), RT (5.0%)

RISK RETENTION:	L-shape

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	July 25, 2024

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname: WFCM 2024-5C1

Password: WF20245C1

Trepp:

Dealname: WFCM 2024-5C1

Password: WF20245C1

Intex:

Dealname: WFC245C1

Password: 6l11edejv3q7fv0vz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.